For Immediate Release

                                                                   PRESS RELEASE



Contact:

        Media Contact                               Investor Relations Contact
        -------------                               --------------------------
        Amy Bass                                    Janet S. Watson
        Director of Corporate Communications        Secretary/Treasurer
        417-625-5100, Ext. 2369                     417-625-5100, Ext. 2223




                             NEW RATES APPROVED FOR
                         MISSOURI ELECTRIC CUSTOMERS OF
                      THE EMPIRE DISTRICT ELECTRIC COMPANY

JOPLIN, MO - September 21, 2001 - (NYSE:EDE) Mr. Myron McKinney, President and CEO of The Empire District Electric Company, announced today that the Missouri Public Service Commission issued an order granting the Company new rates for its Missouri electric customers. As a result of the order, the Company will increase base rates by 8.4 percent. This increase is designed to provide the Company with approximately $17.1 million in additional revenues per year, based on an adjusted test period of the 2000 calendar year. In addition, the order authorizes the Company to collect a $0.0054 per kilowatt-hour Interim Energy Charge (IEC) for a two-year period which, based on the test period, would amount to approximately $19.6 million in revenues annually. The IEC is subject to refund to the extent that the Company's actual fuel and purchased power costs over that two-year period are less than an agreed upon amount. The new rates will become effective on October 2, 2001.

The IEC is designed to protect both the Company's customers and shareholders from volatile natural gas and purchased energy costs by allowing Empire to recover its prudently incurred actual fuel and purchased power costs to the extent they exceed the amount included in base rates. The IEC will be listed on customer bills as a separate item for two years, from October 2001 to October 2003. At the end of the two-year period, the Missouri Public Service Commission staff and the Office of Public Counsel staff will audit Empire's fuel and purchased power expenses to determine if a refund is due and, if so, how much is due to each customer.

If a refund is deemed appropriate, customers will receive interest for the two-year period plus the time required to complete the audit. The interest rate will be the prime rate reported in the Wall Street Journal on October 1, 2003. Any refund will be listed on customer bills as a one-time credit. Checks will be mailed to former customers who are no longer on service. Checks will not be issued for amounts less than $3, and any monies that are undeliverable will be

                                    - more -

donated to the American Red Cross Project Help, a local emergency energy assistance program for the elderly and disabled.

The major components of the increase in base rates are the recovery of construction expenses for the State Line Combined Cycle generating unit and increased natural gas costs. The Commission's order allowed the Company to recover all of the construction expenditures associated with the State Line Combined Cycle generating unit except for $4.087 million, which were determined to be in excess of the original estimate. This amount will be written off in the third quarter of 2001.

Because prices for natural gas and other fuels have been very volatile in recent years, only a portion of the requested recovery for fuel and purchased power costs was included in base rates. As a way to deal with this uncertainty, Empire agreed with the Missouri Public Service Commission to make a portion of its rate increase refundable--that portion is the IEC.

In announcing the new rates, Mr. McKinney stated, "These new rates will allow us to recover our investment in the State Line Combined Cycle generating unit and other plant additions which have been placed in service since our last rate case in 1997. This combined cycle unit began supplying energy to our customers earlier this summer and helped us maintain our reliability during periods of extreme heat. It is designed to be one of the most efficient and environmentally friendly power plants in the country."

McKinney continued, "Because 55% of our operating expenses are for fuel and purchased power, these expenses have had a volatile impact on our earnings. We believe the IEC will minimize this volatility."

"We recognize that the IEC is an interim solution," said McKinney, "and we are taking steps to implement a long-term resolution. We are accomplishing this through the implementation of a long-term procurement strategy to make fuel and purchased power commitments through both physical and financial instruments. We expect this strategy to introduce more stability into the cost of these important expense items."

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 150,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas. The Company also offers monitored security, fiber optic service, and decorative lighting services to its customers, and provides water service in three incorporated communities in Missouri.

                                       ###

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.